Exhibit 99.1

 BIOTA PHARMACEUTICALS TO ACQUIRE ANACONDA PHARMA

- Phase 2 Antiviral for the Treatment of Diseases Caused by Human Papillomavirus Strengthens Pipeline -

- Conference Call Today at 9:00 A.M. EST -

ATLANTA, GA - February 26, 2015 - Biota Pharmaceuticals (NASDAQ: BOTA, the “Company”) announced today that it has entered into a definitive agreement to acquire Anaconda Pharma, a privately-held biotechnology company based in Paris, France. Anaconda Pharma’s lead candidate is AP611074, a patented, direct-acting antiviral in development for the treatment of condyloma, or anogenital warts, as well as the orphan disease recurrent respiratory papillomatosis (RRP), both of which are caused by human papillomavirus (HPV) types 6 and 11. Anaconda Pharma has successfully completed a Phase 2a clinical trial of AP611074 5% gel demonstrating biological activity with a significant reduction in the surface area of condyloma while exhibiting favorable local skin tolerability.

“We’re very enthusiastic about the global market opportunity for AP611074, and believe it is uniquely positioned to significantly improve the treatment paradigm for anogenital warts, the most frequent viral sexually transmitted disease worldwide, and RRP, a condition in which tumors grow in the respiratory tract,” stated Dr. Joseph Patti, president and chief executive officer of Biota. “We are encouraged by both the positive efficacy data as well as the favorable local skin tolerability profile observed in the proof-of-principle Phase 2a clinical trial. We are looking forward to the initiation of a randomized, placebo-controlled, double-blind, Phase 2b trial in patients with anogenital warts in the second half of 2015.”

“We believe that Biota’s antiviral clinical development capabilities and experience, along with its financial resources, will enhance and accelerate the development of AP611074,” stated Dr. Marta Blumenfeld, chief executive officer of Anaconda Pharma. “We are delighted to unite forces with Biota as AP611074 advances into a robust Phase 2b clinical trial later this year.”

Under the terms of the agreement, at closing all of Anaconda Pharma’s outstanding shares will be acquired for 3.5 million shares of Biota common stock and $8.0 million in cash, subject to certain closing and post-closing adjustments. Biota will fund the cash portion of the purchase price with cash on hand. The transaction also includes additional contingent financial consideration of up to $30.0 million, which is based on the successful achievement of certain future clinical and regulatory milestones, plus a royalty. Closing of the transaction, which is expected to occur by the end of April 2015, is subject to approval of the French Ministry of Finance and Economics and other customary conditions.

Stifel, Nicolaus & Company, Incorporated is acting as exclusive financial advisor to the Company. Dechert LLP is acting as legal counsel to the Company in connection with this transaction.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

Conference Call and Webcast Information

Biota Pharmaceuticals will host a conference call today via a webcast and conference call at 9:00 a.m. EST. To access the conference call, please dial (877) 312-5422 (domestic) or (253) 237-1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

About Condyloma (Anogenital Warts)

Condyloma infections with human papillomavirus (HPV) represent the most frequent viral sexually transmitted disease in adults worldwide. In the United States, approximately one to two percent of sexually active adults between the ages of 15 to 49 develop condyloma as the primary clinical manifestation of HPV infection. Currently available treatments for anogenital warts typically are divided into two categories, ablative/destructive therapies and topical therapies. Existing topical therapies are associated with significant mucosal toxicities manifesting as erosions and ulcerations, which can result in therapy discontinuation. Ablative options can be painful, scarring and can lead to sexual dysfunction. Another significant limitation with current therapies is a high incidence of recurrence after successful primary treatment. One reason postulated for frequent genital wart recurrence is the lack of robust antiviral activity with the immunomodulatory therapies. Condyloma represents a significant burden to the health care system with an estimated 385,000 initial visits to physician offices in 2008 and $200 million in direct costs annually in the United States.

About Recurrent Respiratory Papillomatosis (RRP)

HPV 6 and HPV 11 are also associated with RRP, a condition of tumors or wart-like lesions of the upper respiratory tract, particularly the larynx. The prevalence of this condition is between one and seven per 100,000 persons. Juvenile-onset RRP (JORRP) is usually diagnosed between the ages of one and four years, is equally prevalent in both sexes, and is believed to be acquired by newborns from their mothers during labor. Adult-onset RRP (AORRP) has a broad peak of occurrence between ages 20 and 40 years, and is most frequent in males (2:1 ratio). Afflicted infants and children with JORRP present with difficulty breathing or swallowing and therefore the lesions can become life-threatening, while adults usually present with hoarseness, chronic coughing or breathing problems.  A small percentage of afflicted patients go on to have systemic disseminated disease which can invade the lungs and become potentially lethal. Typically, RRP warts have to be removed surgically. On average, in the United States, children undergo 19.7 surgical procedures over their lifetime, with a mean frequency of 4.4 procedures per year. In 20 percent of JORRP and AORRP patients the disease will be more aggressive and can require more than 40 surgical procedures during a lifetime. It is estimated that 15,000 surgical procedures due to RRP are performed per year in the United States, at a total cost of $150 million, and lifetime costs per individual patient can reach up to $470,000.

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals, Inc. is a company focused on the discovery and development of products to treat serious viral respiratory infectious diseases. The Company currently has two late-stage product candidates: (i) laninamivir octanoate, which is being developed as a one-time, inhaled treatment for influenza A and B infections; and (ii) vapendavir, a potent, broad spectrum capsid inhibitor of enteroviruses in development for the treatment of human rhinovirus infected patients with underlying respiratory illnesses, such as moderate-to-severe asthma and chronic obstructive pulmonary disease (COPD). The Company is also conducting IND-enabling studies with BTA-C585, an orally bioavailable F protein inhibitor, in development for the treatment of respiratory syncytial virus infections. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Biota’s business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including; the potential of AP611074 to address viral sexually transmitted disease in adults worldwide; the potential of AP611074 to address recurrent respiratory papillomatosis; the timing of the initiation in the Phase 2b clinical trial for AP611074 and the timing of approval of the acquisition by the French Ministry of Finance and Economics. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including future clinical data to support the continued development of AP611074 and its potential of AP611074 to treat Recurrent Respiratory Papillomatosis, obtaining approval of the transaction from the French Ministry of Finance and Economics, the satisfaction or waiver of other conditions to closing, the Company, the Food and Drug Administration or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying limiting or suspending the initiation of Phase 2b or subsequent clinical development of AP611074 at any time for a lack of safety, tolerability, antiviral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development plan of AP611074, competition from existing treatments or those in development and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, as filed with the U.S. Securities and Exchange Commission on September 30, 2014, and the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2014 and December 31, 2014, as filed with the U.S. Securities and Exchange Commission on November 7, 2014 and February 6, 2015. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contacts:

Joseph M. Patti, PhD

President and Chief Executive Officer of Biota

(678) 221-3352

j.patti@biotapharma.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009   ♦  Tel: (678) 221-3343